Exhibit 99.3

TravelCenters of America LLC

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

On September 1, 2018, we entered into an Asset Purchase Agreement, or the Agreement, with EG Group, or the Buyer, pursuant to which, upon the terms and subject to the conditions thereto, the Buyer has agreed to purchase 225 of our standalone convenience stores, one standalone restaurant, five parcels of vacant land and certain other related assets, including inventories, or the Convenience Store Business, for an aggregate purchase price of approximately $330.8 million. This sale price includes $25.8 million of estimated net working capital items that are based on balances as of June 30, 2018, and are subject to adjustment based upon the values of these working capital items and certain other customary proration adjustments as of the closing date. The closing of the transaction is expected to occur in the 2018 fourth quarter.

The adjustments to the pro forma condensed consolidated balance sheets as of June 30, 2018, assume that this transaction occurred on that date. The adjustments to the pro forma condensed consolidated statements of operations for the six months ended June 30, 2018, and the year ended December 31, 2017, assume that this transaction occurred on January 1, 2017. The pro forma financial statements are based on, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2017, which we refer to as our Annual Report, and our Quarterly Report on Form 10-Q for the period ended June 30, 2018, which we refer to as our Quarterly Report.

The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. Further, the condensed consolidated statements of operations for the year ended December 31, 2017, reflects different amounts than those presented in our Annual Report as a result of our adoption effective January 1, 2018, of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, or ASU 2014-09. The pro forma financial statements should be read in conjunction with the accompanying notes.

TravelCenters of America LLC

Pro Forma Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2018

(in thousands)

	As Reported	Pro Forma Adjustments	Note	Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$78,189	$320,089	2 (a)	$398,278
Accounts receivable (less allowance for doubtful accounts of $619 as of June 30, 2018)	162,588	—		162,588
Inventory	216,063	(24,679)	2 (b)	191,384
Other current assets	26,446	(2,247)	2 (b)	24,199
Total current assets	483,286	293,163		776,449

Property and equipment, net	980,894	(379,190)	2 (b)	601,704
Goodwill	43,099	(17,942)	2 (b)	25,157
Other intangible assets, net	31,946	(8,069)	2 (b)	23,877
Other noncurrent assets	101,688	25,114	2 (c)	126,802
Total assets	$1,640,913	$(86,924)		$1,553,989

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$193,232	$—		$193,232
Current HPT Leases liabilities	41,693	—		41,693
Other current liabilities	162,388	(1,657)	2 (b)	160,731
Total current liabilities	397,313	(1,657)		395,656

Long term debt, net	320,077	—		320,077
Noncurrent HPT Leases liabilities	361,413	—		361,413
Other noncurrent liabilities	35,743	(8,909)	2 (b)	26,834
Total liabilities	1,114,546	(10,566)		1,103,980

Total shareholders’ equity	526,367	(76,358)	2 (d)	450,009
Total liabilities and shareholders’ equity	$1,640,913	$(86,924)		$1,553,989

TravelCenters of America LLC

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

Six Months Ended June 30, 2018

(in thousands, except per share amounts)

	As Reported	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Fuel	$2,397,848	$(253,592)	2 (e)	$2,144,256
Nonfuel	1,019,260	(124,812)	2 (e)	894,448
Rent and royalties from franchisees	8,264	(105)	2 (e)	8,159
Total revenues	3,425,372	(378,509)		3,046,863

Cost of goods sold (excluding depreciation):
Fuel	2,215,497	(228,605)	2 (e)	1,986,892
Nonfuel	426,029	(79,653)	2 (e)	346,376
Total cost of goods sold	2,641,526	(308,258)		2,333,268

Operating expenses:
Site level operating	505,844	(53,970)	2 (e)	451,874
Selling, general and administrative	67,994	(4,799)	2 (f)	63,195
Real estate rent	142,069	(1,149)	2 (e)	140,920
Depreciation and amortization	57,466	(15,899)	2 (e)	41,567
Impairment of goodwill	51,500	(51,500)	2 (g)	—
Total operating expenses	824,873	(127,317)		697,556

(Loss) income from operations	(41,027)	57,066		16,039

Interest expense, net	14,448	—		14,448
Loss from equity investees	(2,193)	—		(2,193)
(Loss) income before income taxes	(57,668)	57,066		(602)
Benefit (provision) for income taxes	13,666	(14,124)	2 (h)	(458)
Net loss	(44,002)	42,942		(1,060)
Less: net income for noncontrolling interests	88	—		88
Net loss attributable to common shareholders	$(44,090)	$42,942		$(1,148)

Net loss per common share attributable to common shareholders:
Basic and diluted	$(1.10)	$1.07		$(0.03)

TravelCenters of America LLC

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

Year Ended December 31, 2017

(in thousands, except per share amounts)

	As Reported (Note 3)	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Fuel	$4,025,289	$(457,901)	2 (e)	$3,567,388
Nonfuel	2,009,804	(261,913)	2 (e)	1,747,891
Rent and royalties from franchisees	18,236	(215)	2 (e)	18,021
Total revenues	6,053,329	(720,029)		5,333,300

Cost of goods sold (excluding depreciation):
Fuel	3,696,733	(403,719)	2 (e)	3,293,014
Nonfuel	859,829	(171,223)	2 (e)	688,606
Total cost of goods sold	4,556,562	(574,942)		3,981,620

Operating expenses:
Site level operating	980,749	(108,084)	2 (e)	872,665
Selling, general and administrative	156,347	(10,333)	2 (f)	146,014
Real estate rent	277,127	(2,235)	2 (e)	274,892
Depreciation and amortization	128,416	(39,178)	2 (e)	89,238
Total operating expenses	1,542,639	(159,830)		1,382,809

Loss from operations	(45,872)	14,743		(31,129)

Acquisition costs	247	—		247
Interest expense, net	29,962	—		29,962
Income from equity investees	1,088	—		1,088
Loss before income taxes	(74,993)	14,743		(60,250)
Benefit for income taxes	84,276	(5,735)	2 (h)	78,541
Net income	9,283	9,008		18,291
Less: net income for noncontrolling interests	132	—		132
Net income attributable to common shareholders	$9,151	$9,008		$18,159

Net income per common share attributable to common shareholders:
Basic and diluted	$0.23	$0.23		$0.46

TravelCenters of America LLC

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)

(in thousands)

1.              Basis of Presentation

The condensed consolidated pro forma financial statements were derived from historical financial statements in accordance with U.S. generally accepted accounting principles, and should be read in conjunction with our Annual Report and Quarterly Report. The condensed consolidated pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what our results of operations actually would have been had the transaction been completed as of the date indicated. In addition, the condensed consolidated pro forma financial statements do not purport to project our future operating results.

2.              Pro Forma Adjustments

The condensed consolidated pro forma financial statements were prepared based on our historical consolidated financial statements.

The historical consolidated financial information of TA has been adjusted in the pro forma condensed consolidated financial statements to give effect to events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations.

Pro Forma Balance Sheets Adjustments

Pursuant to the Agreement, the sale proceeds include variable amounts that are based on the balances at or near the closing date of certain assets and liabilities, most notably inventories. The pro forma adjustment amounts described below assume total sale proceeds of $330,786, which includes $25,786 of net working capital items based on the applicable balances as of June 30, 2018. The balances of these net working capital items, and the total sale price, are subject to change. Further, the amounts of the other assets and liabilities to be disposed of in this transaction as described in (b) below will also differ at closing from the June 30, 2018, balances reflected in the pro forma adjustments described below. Changes in these balances from the estimates used in this pro forma financial information will result in changes to the net cash proceeds generated from the sale described in (a) below and to the final impairment charge and deferred income taxes adjustments described in (d) and (c) below, respectively.

(a)         Cash

The adjustment to cash totaling $320,089 includes the following items:

June 30, 2018
Expected proceeds from the sale of the Convenience Store Business	$330,786
Less: transaction costs	(10,697)
Net pro forma adjustment	$320,089

The pro forma condensed consolidated statements of operations do not assume investment income related to the transaction proceeds.

(b)         Discontinued operations

These adjustments represent the elimination of the net carrying values of the assets and liabilities of the Convenience Store Business that are being sold to or assumed by the Buyer pursuant to the Agreement, as well as the goodwill associated with the Convenience Store Business that will be fully impaired at the time of the sale.

(c)          Deferred income taxes

The adjustment to other noncurrent assets totaling $25,114 represents the tax benefit of the expected impairment charge arising from the sale of the Convenience Store Business.

TravelCenters of America LLC

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)

(in thousands)

(d)         Impairment charge

The adjustment to shareholders’ equity reflects the effect on accumulated deficit of the $101,472 impairment charge, net of deferred income tax assets of $25,114, expected to arise from the sale of the Convenience Store Business, including incurring $10,697 of transaction related expenses. The impairment charge arises as a result of the carrying value of the assets to be disposed of exceeding the expected proceeds from the sale of the Convenience Store Business. The estimated impairment charge will be recognized in TA’s financial statements for the quarter ending September 30, 2018, and has not been reflected in the pro forma condensed consolidated statements of operations included herein because it is considered to be nonrecurring in nature.

Pro Forma Statements of Operations Adjustments

(e)          Discontinued operations

These adjustments represent the elimination of the revenues and expenses directly generated from the operations of the Convenience Store Business.

(f)           Selling, general and administrative expenses

The adjustments to selling, general and administrative expenses include the expenses identifiable as directly relating to the Convenience Store Business, primarily including the personnel costs and other expenses TA anticipates it will no longer incur as a result of the corporate level positions to be eliminated as a consequence of the sale.

(g)          Impairment of goodwill

This adjustment represents the elimination of the goodwill impairment charge of $51,500 TA recognized during the six months ended June 30, 2018, in connection with its convenience stores segment.

(h)         Benefit (provision) for income taxes

The benefit (provision) for income taxes has been affected at a blended statutory federal and state income tax rate of 24.75% for the six months ended June 30, 2018, and 38.9% for the year ended December 31, 2017.

3.              Adoption of ASU 2014-09

The condensed consolidated statements of operations for the year ended December 31, 2017, has been adjusted to reflect the impact of TA’s implementation of ASU 2014-09, as of January 1, 2018, which required that TA restate its consolidated financial statements for prior year comparative periods. Although the majority of TA’s revenue is initiated at the point of sale, the implementation of this standard affected the accounting for its loyalty programs, initial franchise fees and advertising fees received from franchisees.

Loyalty programs. Prior to the adoption of ASU 2014-09, TA recognized the estimated cost of loyalty awards as a discount against the nonfuel revenues from which the rewards were redeemed. Loyalty awards now are recognized against the revenue that generates the loyalty award, primarily fuel revenues. The adoption of the new standard resulted in a $65,623 reclassification between fuel revenues and nonfuel revenues for the year ended December 31, 2017.

Initial and renewal franchise fees. Prior to the adoption of ASU 2014-09, TA recognized initial franchise fees as revenue at the time the franchisee opened for business, which is when it had fulfilled its initial obligations under the related agreement. Initial and renewal franchise fees now are recognized as revenue over the term of the related franchise agreement, which is the period the customer benefits from use of the franchise rights. The adoption of the new standard resulted in an increase in rent and royalties from franchisees revenues of $52 for the year ended December 31, 2017.

Advertising fees. Prior to the adoption of ASU 2014-09, TA recognized advertising fees collected from franchisees as a reduction of the related advertising expenses incurred. TA now recognizes these advertising fees as revenue. The adoption of the new standard for these advertising fees resulted in an increase in each of selling, general and administrative expenses and rent and royalties from franchisees revenues of $1,684 for the year ended December 31, 2017.

TravelCenters of America LLC

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)

(in thousands)

The following table presents the effect of the adoption of the new standard on TA’s consolidated statement of operations for the year ended December 31, 2017:

	As Reported	Adoption of ASU 2014-09	As Adjusted
Revenues:
Fuel	$4,090,912	$(65,623)	$4,025,289
Nonfuel	1,944,181	65,623	2,009,804
Rent and royalties from franchisees	16,500	1,736	18,236
Total revenues	6,051,593	1,736	6,053,329

Selling, general and administrative expenses	154,663	1,684	156,347
Loss before income taxes	(75,045)	52	(74,993)
Benefit for income taxes	84,439	(163)	84,276
Net income	9,394	(111)	9,283
Net income attributable to common shareholders	$9,262	$(111)	$9,151